Exhibit 99.1

NEWS RELEASE

Cornerstone Building Brands to be Acquired by

Clayton, Dubilier & Rice for $5.8 Billion

Shareholders to Receive $24.65 in Cash Per Share

CARY, N.C.—March 7, 2022-Cornerstone Building Brands, Inc. (NYSE: CNR) (“Cornerstone Building Brands” or the “Company”), the largest manufacturer of exterior building products in North America, today announced that it has entered into a definitive agreement to be acquired by affiliates of Clayton, Dubilier & Rice (“CD&R”) in an all-cash transaction with an enterprise value of approximately $5.8 billion, including the assumption of debt.

CD&R, in the aggregate, is currently the beneficial owner of approximately 49% of the Company’s outstanding shares of common stock. The proposed transaction delivers substantial value to Cornerstone Building Brands’ shareholders, who will receive $24.65 in cash per share, representing an approximately 16% premium to the closing price of the Company’s common stock as of March 4, 2022, and an approximately 75% premium to the closing price of the Company’s common stock as of February 4, 2022, the last trading day prior to speculation in the market regarding a potential transaction.

The proposed transaction has been approved by a special committee of independent directors of the Company’s Board of Directors (the “Special Committee”) previously formed to evaluate and consider any potential or actual proposal from CD&R. The Board of Directors of the Company has approved the proposed transaction on the recommendation of the Special Committee.

“We believe this transaction provides substantial value for our shareholders while also accelerating Cornerstone Building Brands’ aspiration to become a premier exterior building solutions company,” said Rose Lee, President and Chief Executive Officer of Cornerstone Building Brands. “We have grown our business and portfolio since 2018 when the Company was created, delivering high-quality exterior building products with a strong focus on being a partner of choice for our customers. CD&R will continue to be an outstanding partner as we advance our operational improvements and innovation-driven growth to create many positive outcomes for our customers and employees.”

“We are pleased to have reached this agreement with CD&R, which delivers a significant and immediate cash premium to our shareholders,” said George L. Ball, Special Committee Chair. “The Special Committee thoroughly reviewed CD&R’s proposal, considering the benefits of the transaction against other strategic alternatives available to the Company, including continuing as a publicly-traded company. Following this review, the Board determined this transaction is the best path forward for Cornerstone Building Brands and its shareholders. This transaction reflects the significant value of our business and leadership position in the building products industry.”

J.L. Zrebiec, Partner at CD&R, said, “As a supportive long-term investor over a number of years, we have seen firsthand the significant value that Cornerstone Building Brands brings to its customers and communities across North America. The Company has an outstanding team and portfolio of products well-positioned to meet the needs of today’s evolving market. We are confident that as a privately held company, with CD&R’s operational and strategic support, Cornerstone Building Brands will be even better positioned in its next phase of growth.” The proposed transaction will result in the Company becoming a private company and is expected to close in the second or third quarter of 2022, subject to customary closing conditions, including receipt of regulatory approvals. The transaction is subject to approval by holders of a majority of the shares not owned by CD&R and its affiliates.

Advisors

Centerview Partners LLC is serving as financial advisor to the Special Committee and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to the Special Committee. Sullivan & Cromwell LLP is serving as legal counsel to Cornerstone Building Brands.

UBS Investment Bank, Barclays, BNP Paribas Securities Corp., Goldman Sachs, Jefferies, Natixis, New York Branch, RBC Capital Markets, and Societe Generale are providing financial advisory services to CD&R. Kirkland & Ellis LLP is serving as legal counsel on the transaction and Debevoise & Plimpton LLP is serving as legal counsel on the financing. CD&R has obtained committed financing from Deutsche Bank Securities Inc., UBS Investment Bank, Barclays, BNP Paribas, RBC Capital Markets, Societe Generale, Goldman Sachs, Natixis, New York Branch, Jefferies, Apollo, Blackstone Credit, and U.S. Bank.

About Cornerstone Building Brands, Inc.

Cornerstone Building Brands is the largest manufacturer of exterior building products by sales for residential and low-rise non-residential buildings in North America. Headquartered in Cary, N.C., we serve residential and commercial customers across the new construction and repair and remodel markets. Our market-leading portfolio of products spans vinyl windows, vinyl siding, stone veneer, metal roofing, metal wall systems and metal accessories. Cornerstone Building Brands’ broad, multichannel distribution platform and expansive national footprint includes more than 20,000 employees at manufacturing, distribution and office locations throughout North America. Corporate stewardship and environmental, social and governance (ESG) responsibility are embedded in our culture. We are committed to contributing positively to the communities where we live, work and play. For more information, visit us at www.cornerstonebuildingbrands.com.

About Clayton, Dubilier & Rice

Clayton, Dubilier & Rice is a private investment firm with a strategy predicated on building stronger, more profitable businesses. Since its inception, CD&R has managed the investment of more than $40 billion in over 100 companies with an aggregate transaction value of approximately $175 billion. The Firm has offices in New York and London. For more information, please visit www.cdr-inc.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about the potential benefits of the proposed acquisition, anticipated growth rates, the Company’s plans, objectives, expectations, and the anticipated timing of closing the proposed transaction. When used in this communication, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” “potential,” “forecast,” “target” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2022, and the following: (1) the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the proposed transaction that could reduce the anticipated benefits of or cause the parties to abandon the proposed transaction; (2) risks related to the satisfaction of the conditions to closing the proposed transaction (including the failure to obtain necessary regulatory approvals or the necessary approvals of the Company’s stockholders) in the anticipated timeframe or at all; (3) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock; (4) disruption from the proposed transaction making it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with the Company’s customers, vendors and others with whom it does business; (5) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; (6) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed transaction; (7) significant transaction costs; (8) the risk of litigation and/or regulatory actions related to the proposed transaction or unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future; (9) other business effects, including the effects of industry, market, economic, political or regulatory conditions; (10) the ability to meet expectations regarding the timing and completion of the proposed transaction; (11) information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity, malware or ransomware attacks; and (12) changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company.

Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed transaction, the Company will file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”), and the Company and affiliates of CD&R will jointly file a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. THE COMPANY URGES YOU TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors will be able to obtain a free copy of the Proxy Statement, the Schedule 13e-3 and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors also will be able to obtain a free copy of the Proxy Statement, the Schedule 13e-3 and other documents (when available) filed by the Company with the SEC by accessing the Investors section of the Company’s website at https://investors.cornerstonebuildingbrands.com/investor-home/default.aspx.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of the Company in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement when it is filed with the SEC. You may also find additional information about the Company’s directors and executive officers in the Company’s definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 20, 2021, or in its Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 1, 2022, and in other documents filed by the Company with the SEC. You can obtain free copies of these documents from the Company using the contact information above.

Investor Relations

Tina Beskid

Vice President, Finance and Investor Relations

1-866-419-0042

info@investors.cornerstonebuildingbrands.com

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